Exhibit (h)

DISTRIBUTION AGREEMENT

This AGREEMENT is made as of __________ ___, 2010 between MORGAN CREEK GLOBAL EQUITY LONG/SHORT FUND, a Delaware statutory trust (the “Fund”) and TOWN HALL CAPITAL, LLC, a North Carolina limited liability company with its principal place of business in Chapel Hill, North Carolina (the “Distributor”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company and it is in the interest of the Fund to offer its shares of beneficial interest (“Shares”) for sale continuously and to appoint one or more principal underwriters for the purpose of facilitating such offers and sales;

WHEREAS, the Fund and the Distributor wish to enter into an agreement with each other with respect to the offering of the Fund’s Shares; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed by the parties as follows:

Section 1.  Appointment of the Distributor

(a)           The Fund hereby appoints the Distributor a principal underwriter for the offering of Shares, as provided in Section 3, during the term of this Agreement.

(b)           In soliciting the purchase of the Shares in accordance with clause (a) of this Section 1, the Distributor shall act as agent for the Fund. The Distributor shall make reasonable efforts to assist the Fund in attracting investments by prospective holders of Shares (“Investors”). The Distributor shall have no liability to the Fund in the event any purchase of Shares is not consummated for any reason.

(c)           The Fund and the Distributor agree that any Shares the offer and sale of which the Distributor arranges shall be made by the Distributor in reliance on the representations, warranties, covenants and agreements of the Fund contained herein and on the terms and conditions and in the manner provided herein.

Section 2.  Compensation of the Distribution; Fee and Expenses

(a)           As set forth in the Prospectus, the Distributor is entitled to charge a sales load to each investor on the purchase price of such investor’s Shares. The Distributor may, in its discretion, waive the sales load for certain investors as set forth in the Prospectus.  The aggregate sales loads payable to the Distributor will not exceed the maximum amount permitted by the Conduct Rules of the Financial Industry Regulatory.  If the Fund’s offering of Shares is terminated, the Distributor will not receive any further sales load or other compensation under this Agreement, other than any indemnification expenses payable pursuant to Section 7 of this Agreement.

(b)           The Fund shall bear all costs and expenses of the continuous offering of the Shares in connection with: (i) its fees and disbursements of its counsel and independent accountants, (ii) the preparation, filing and printing of any registration statements and/or prospectuses required to be filed by and under the federal and state securities laws, (iii) the preparation and mailing of annual and interim reports, prospectuses and proxy materials to shareholders and (iv) the qualifications of Shares for sale and of the Fund as a broker or dealer under the securities laws of such states or other jurisdictions as shall be selected by the Fund and the Distributor pursuant to Section 4(c) hereof and the cost and expenses payable to each such state for continuing qualification therein.

(c)           The Distributor shall bear (i) the costs and expenses of preparing, printing and distributing any materials not prepared by the Fund and other materials used by the Distributor in connection with its offering of the Shares for sale to the public, including the additional cost of printing copies, at printer’s over-run cost, of the Prospectus and of annual and interim reports to shareholders other than copies thereof required for distribution to shareholders or for filing with any federal and state securities authorities, (ii) any expenses of advertising incurred by the Distributor in connection with such offering, and (iii) the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification.

Section 3.  Offer and Sale of Shares

The offer and sale of Shares is to be effected pursuant to the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”). As used in this Agreement, the terms “offer” and “sale” have the meanings specified in Section 2(3) of the 1933 Act.

The Distributor shall not have any rights or obligations in connection with the offer and sale of Shares contemplated by this Agreement, except as expressly provided in this Agreement. In no event shall the Distributor be obligated to purchase Shares for its own account or for the accounts of its customers.

Section 4.  Representations of the Distributor

The Distributor agrees with the Fund that from and after the date hereof and until the termination of this Agreement:

(a)           The Distributor shall offer Shares only in accordance with the terms and conditions set forth in this Agreement, the Prospectus and the Agreement and Declaration of Trust of the Fund (the “Declaration of Trust”).

(b)           The Distributor shall offer the Shares only to a person that it reasonably believes to be a “qualified client” within the meaning of Rule 205-3 under the Investment Advisers Act of 1940, as amended.

(c)           The Distributor shall comply with all laws and regulations, including all applicable federal and state laws and regulations relating to broker-dealer registration and/or licensure, applicable to its respective activities and investments, including those activities undertaken in connection with its performance under this Agreement.

(d)           The Distributor may provide copies of the Prospectus and the Declaration of Trust and the subscription agreement employed by the Fund (“Subscription Agreement”) to any prospective Investor. The Distributor agrees not to provide any other written communications regarding the Fund to any party, except as previously approved in writing by the Fund. If at any time the Fund determines to issue a supplement to the Prospectus, the Distributor shall distribute that supplement to each person who has previously received a copy of the Prospectus from the Distributor, and the Distributor farther agrees to include the supplement in all future deliveries of the Prospectus.

(e)           After identifying any prospective Investor, the Distributor shall provide written notice, via electronic mail or otherwise, of that fact to the Fund or its delegate, before making a presentation to the prospective Investor. Within 5 business days after receiving such notice, the Fund, or its delegate, will respond to the Distributor in writing either authorizing the Distributor to or prohibiting the Distributor from making a presentation to the prospective Investor. In the event that the Fund or its delegate does not respond to the Distributor within 5 business days, the Distributor may presume that it is authorized to make a presentation to the prospective Investor. However, the Fund is not obligated to accept for investment in the Fund prospective Investors identified by the Distributor, and may reject such prospective Investors for any reason.

(f)           The Distributor shall not make any representation, warranty or any other statement regarding the Fund, Morgan Creek Capital Management, LLC, the Fund’s investment adviser, or any employee, agent, representative or affiliated person (each an “Affiliate”) (as that term is defined in Section 2(a)(3) of the 1940 Act) of the foregoing except as set forth in the Prospectus.

(g)           With respect to each prospective Investor who determines to purchase Shares, the Distributor shall obtain copies of the Subscription Agreement as completed and executed by the prospective Investor. After obtaining such copies from a prospective Investor, the Distributor shall deliver them to the Fund.

(h)           The Distributor agrees to timely provide the Fund with information sufficient to permit the Fund file on a timely basis all reports required under the federal securities laws and applicable state laws.

Section 5.  Repurchase of Shares by the Fund

(a)           Any of the outstanding Shares may be tendered for repurchase pursuant to a tender offer made by the Fund, and the Fund agrees to repurchase the Shares so tendered in accordance with the requirements of the 1934 Act, and the rules and regulations thereunder and the applicable tender offer provisions set forth in the Prospectus of the Fund. The price to be paid to repurchase the Shares shall be equal to the net asset value per Share, determined as set forth in the Prospectus. All payments by the Fund hereunder shall be made in the manner set forth below.

(b)           The Fund shall pay the total amount of the repurchase price as defined in Section 3(a) above paragraph pursuant to the instructions of the Distributor or return the tendered shares promptly following the termination or withdrawal of the tender offer.

(c)           The proceeds of any repurchase of Shares shall be paid by the Fund to or for the account of the shareholder in accordance with the applicable provisions of the Prospectus.

(d)           The Repurchases of Shares pursuant to a tender offer or payment may be suspended at such times as may be determined by the Board of Trustees of the Fund as set forth in the Prospectus including, without limitation, in order to comply with Regulation M-A under the 1934 Act.

Section 6.  Representations of the Fund

The Fund agrees with the Distributor that, from and after the date hereof and until the termination of this Agreement, the Fund shall be solely responsible for the contents of the Prospectus and any and all other written or oral communications provided by or on behalf of the Fund (other than by the Distributor or any of its Affiliates) to any Shareholders, Investors or prospective Investors, and the Fund represents and warrants that the Prospectus and such other communications shall not, as of the date of the offer or sale of Shares, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Fund shall provide copies of the Prospectus, the Declaration of Trust and the Subscription Agreement to the Distributor for use with prospective Investors. The Fund reserves the right, in its sole discretion, to direct the Distributor not to provide copies of any or all of these documents to any prospective Investor.

If at any time prior to the completion of the offer and sale of Shares an event occurs which would cause the Prospectus to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Fund will notify the Distributor immediately of such event and the Distributor will suspend the offer and sale of Shares until such time as the Fund shall prepare a supplement or amendment to the Prospectus which corrects such statement or omission.

Section 7.  Indemnification

(a)           The Fund agrees to indemnify and hold harmless the Distributor and each person, if any, who controls, controlled by or under common control with the Distributor within the meaning of the 1940 Act (“Distributor Control Person”), against any losses, claims, damages, liabilities, or expenses (including, unless the Fund elects to assume the defense as hereinafter provided, the reasonable cost of investigating and defending against any claims therefor and counsel fees incurred in connection therewith), joint or several (for purposes of this paragraph, “Losses”), which: (1) are based on the ground or alleged ground that the Prospectus or any supplemental sales material supplied or approved in writing by an officer of the Fund (provided that such supplemental sales material is accompanied or preceded by the Prospectus), includes or allegedly includes an untrue statement of material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such statement or omission (i) was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of the Distributor or any Distributor Control Person, specifically for use in the preparation thereof, or (ii) arises out of the acts or omissions of broker-dealers retained by the Fund in connection with the offering contemplated by the Prospectus other than the Distributor or any Distributor Control Person; or (2) arise out of the Fund’s material breach of a representation or warranty, covenant or agreement contained in this Agreement; provided, however, that the Fund shall not indemnify or hold harmless the Distributor or any Distributor Control Person against any Losses caused by the Distributor’s or the Distributor Control Person’s willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by the reckless disregard of its obligations and duties under this Agreement. Notwithstanding the foregoing, the Fund shall not be liable with respect to any claims made against the Distributor or any Distributor Control Person unless the Distributor or such Distributor Control Person notified the Fund in writing within a reasonable time after the summons or other first legal process providing information of the nature of the claim was served upon the Distributor or such Distributor Control Person, but failure to notify the Fund of any such claim shall not relieve it from any liability that it may have to the Distributor or such Distributor Control Person for acts or alleged acts other than those described in (1) and (2) of the preceding sentence.

The Fund will be entitled, at its own expense, to participate in or assume the defense of any suit brought to enforce any such liability, and if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by it. In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Distributor or such Distributor Control Person or persons, as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless: (i) the Fund specifically authorizes the retention of such counsel or (ii) the Distributor or any Distributor Control Person who is a parry to the suit has been advised by counsel acceptable to the Fund that one or more material legal defenses may be available to the Distributor or the Distributor Control Persons that may not be available to the Fund or its control persons (as defined below), in which case the Fund shall not be entitled to assume the defense of such suit notwithstanding its obligation to bear the reasonable fees and expenses of counsel for the Distributor and the Distributor Control Persons. In no event shall the Fund be liable for the fees and expenses of more than one counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. The Fund shall not be liable to or indemnify any person for any settlement of any such claim effected without the consent of the Fund, which it shall not unreasonably withhold.

(b)           The Distributor agrees to indemnify and hold harmless the Fund, each of the Fund’s Shareholders, directors, officers and each person, if any, who controls the Fund within the meaning of the 1940 Act (for purposes of this paragraph, “Fund Control Person”) against any losses, claims, damages, liabilities, or expenses (including, unless Distributor elects to assume the defense, the reasonable cost of investigating and defending against any claims therefor and counsel fees incurred in connection therewith), joint or several (for purposes of this paragraph, “Losses”), which: (i) may be based on the ground or alleged ground that the Prospectus or any supplemental sales material used by the Distributor, includes or allegedly includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which it was made, not misleading, but only insofar as such statement or omission: (A) was made in reliance upon, and in conformity with, written information furnished to the Fund by or on behalf of the Distributor or any Distributor Control Person specifically for use in the preparation thereof, or (B) relates to any such supplemental sales material not supplied by the Fund or approved by it in writing; (ii) arises out of the Distributor’s failure to be properly licensed to sell Shares; or (iii) arises out of the Distributor’s material breach of a representation or warranty or covenant or agreement contained in this Agreement. Notwithstanding the foregoing, the Distributor shall not be liable with respect to any claims made against the Fund or any Fund Control Person unless the Fund or Fund Control Person notified the Distributor in writing within a reasonable time after the summons or other first legal process providing information of the nature of the claim served upon the Fund or Fund Control Person, but failure to notify the Distributor of such claim shall not relieve the Distributor from any liability that the Distributor may have to the Fund or Fund Control Person for acts or alleged acts other than those described in (i) through (iii) of the preceding sentence.

The Distributor shall be entitled, at its own expense, to participate in or assume the defense of any suit brought to enforce any such liability, and if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by it. In the event that the Distributor elects to assume the defense of any such suit and retain such counsel, the Fund and any Fund Control Person, as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Distributor specifically authorized the retention of such counsel or (ii) the Fund or any Fund Control Person who is a party to the suit has been advised by counsel acceptable to the Distributor that one or more material legal defenses may be available to the Fund or Fund Control Persons that may not be available to the Distributor or its controlling person or persons, in which case the Distributor shall not be entitled to assume the defense of such suit notwithstanding the Distributor’s obligation to bear the reasonable fees and expenses of such counsel. The Distributor shall not be liable to indemnify any person for any settlement of any such claim effected without the Distributor’s consent, which it shall not unreasonably withhold.

Section 8.  Terms and Termination

(a)           Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date of its execution. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually by the Fund’s Board of Trustees and, by a separate vote, a majority of the Trustees that are not “interested persons” of the Fund or the Distributor within the meaning of the 1940 Act.

(b)           This Agreement may be terminated by the Distributor or the Fund upon 60 days’ written notice to the other party. This Agreement shall automatically terminate in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of the business of the Distributor, as applicable, or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of the business of the Distributor, as applicable, shall not be deemed to be an assignment for the purposes of this Agreement.

(c)           Notwithstanding the termination of this Agreement, the obligations of each party to this Agreement under Section 7 and 11 shall survive indefinitely.

Section 9.  Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

Section 10.  Amendments

This Agreement may not be amended or modified except in writing signed by each of the parties hereto and shall be governed by and construed and enforced in. accordance with the laws of the State of Delaware.

Section 11.  Confidentiality

The Distributor agrees to treat confidentially any information which is furnished to the Distributor (or to parties acting on its behalf) by or on behalf of the Fund (the “Information”). The Distributor agrees that it will use the Information only for the purposes related to Investors’ investment in the Funds, and that the Information will be kept confidential by the Distributor and its partners, members, managers, officers, directors, employees, attorneys, accountants, agents, and other Affiliates (collectively, the “Related Persons”), and that the Distributor and the Related Persons shall not disclose the Information to any person; provided, however, that the Information may be disclosed: (a) to the Distributor and Related Persons who require the Information for the purpose of evaluating or providing services in connection with Investors’ investments in the Fund; (b) pursuant to prior written consent of the Fund, to any federal or state regulatory agency and their employees, agents, and attorneys for the purpose of making any filings or disclosures required by law, provided that the Distributor provides prior written notice to the Fund of the information to be disclosed; (c) pursuant to prior written consent of the Fund, in response to any inquiry, subpoena or other request for information from any federal or state court, regulatory agency, or other governmental agent; and (d) to any other person the disclosure to whom the Fund previously authorizes in writing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their officers thereunto duly authorized as of the date first written above.

TOWN HALL CAPITAL, LLC

By:
Name:
Title:

MORGAN CREEK GLOBAL EQUITY LONG/SHORT FUND

By:
Name:
Title: Trustee